STRYKER REPORTS FIRST QUARTER 2013 RESULTS

Kalamazoo, Michigan - April 24, 2013 - Stryker Corporation (NYSE:SYK) reported operating results for the first quarter of 2013:

First Quarter Highlights

•	Net sales growth of 1.3% to $2.2 billion

•	Reconstructive increased 1.2% as reported, 2.8% constant currency

•	MedSurg increased 0.3% as reported, 1.0% constant currency

•	Neurotechnology and Spine increased 4.0% as reported, 5.7% constant currency

•	Adjusted net earnings(1) increased 4.0% to $394 million

•	Adjusted diluted net earnings per share(2) increased 4.0% to $1.03

•	Reported net earnings decreased 13.1% to $304 million

•	Reported diluted net earnings per share decreased 13.2% to $0.79

“We delivered solid sales and earnings performance, and expect this momentum to continue throughout 2013," commented Kevin A. Lobo, President and Chief Executive Officer.

Sales Analysis

Consolidated net sales of $2.2 billion increased 1.3% in the quarter compared to the prior year. Net sales in the quarter grew by 3.8% due to increased unit volume and changes in product mix and 0.2% as a result of acquisitions. Net sales in the quarter were unfavorably impacted by 1.3% due to changes in price and 1.3% due to the unfavorable impact of foreign currency exchange rates on net sales. Excluding the impact of acquisitions, net sales increased 2.5% in constant currency over the prior year.

Reconstructive net sales of $969 million increased 1.2% in the quarter compared to the prior year, as reported, and 2.8% in constant currency. Net sales in the quarter grew by 5.2% due to increased unit volume and changes in product mix and 0.2% as a result of acquisitions. Net sales in the quarter were unfavorably impacted by 2.6% due to changes in price and 1.6% due to the unfavorable impact of foreign currency exchange rates on net sales. Excluding the impact of acquisitions, Reconstructive net sales increased 2.6% in constant currency over the prior year.

MedSurg net sales of $824 million increased 0.3% in the quarter compared to the prior year, as reported, and 1.0% in constant currency. Net sales in the quarter grew by 0.5% due to increased unit volume and changes in product mix and 0.5% due to changes in price. Net sales in the quarter were unfavorably impacted by 0.7% due to the impact of foreign currency exchange rates on net sales.

Neurotechnology and Spine net sales of $397 million increased 4.0% in the quarter compared to the prior year, as reported, and 5.7% in constant currency. Net sales in the quarter grew by 7.5% due to increased unit volume and changes in product mix and 0.3% as a result of acquisitions. Net sales in the quarter were unfavorably impacted by 2.0% due to changes in price and 1.8% due to the unfavorable impact of foreign currency exchange rates on net sales. Excluding the impact of acquisitions, Neurotechnology and Spine net sales increased 5.5% in constant currency over the prior year.

Earnings Analysis

Reported net earnings of $304 million decreased 13.1% in the quarter compared to the prior year. Diluted net earnings per share of $0.79 decreased 13.2% in the quarter over the prior year. Reported net earnings in the quarter includes an additional charge of $40 million ($32 million net of tax or $0.08 per diluted share) related to the previously disclosed voluntary recall of the Rejuvenate and ABG II modular-neck hip stems, bringing total charges recorded for this recall to $230 million. In addition, a charge of $40 million ($30 million net of tax or $0.08 per diluted share) was recorded in the quarter related to two previously disclosed United States regulatory matters. Reported net earnings in the quarter also includes acquisition and integration related charges of $20 million ($17 million net of taxes or $0.05 per diluted share) related to the Neurovascular, Surpass and Trauson acquisitions and restructuring and related charges of $14 million ($11 million net of taxes or $0.03 per diluted share) . These charges reduced the reported gross profit margin from 67.5% to 67.4% and the reported operating income margin from 22.9% to 17.6%.

Excluding the charges described above, adjusted net earnings(1) of $394 million increased 4.0% in the quarter over the prior year and adjusted diluted net earnings per share(2) of $1.03 increased 4.0% in the quarter over the prior year. Adjusted net earnings(1) in 2013 includes $23 million ($14 million net of taxes or $0.04 per diluted share) of costs associated with the new Medical Device Excise Tax and $17 million of income tax benefits ($0.04 per diluted share) related to the American Taxpayer Relief Act of 2012 that was signed into law on January 2, 2013.

In March 2013, Stryker completed its previously announced acquisition of Trauson Holdings Company Limited (Trauson). The acquisition of Trauson will expand the Company's presence in a key emerging market with a product portfolio and pipeline that is targeted at the fast growing value segment of the Chinese orthopaedic market.
In March 2013, the Company also completed a public offering of $600 million in 1.30% Notes due April 1, 2018 (2018 Notes) and $400 million in 4.10% Notes due April 1, 2043 (2043 Notes and, together with the 2018 Notes, the Notes). Interest on the Notes is payable on April 1 and October 1 of each year, commencing on October 1, 2013. Unless previously redeemed, the 2018 Notes will mature on April 1, 2018 and the 2043 Notes will mature on April 1, 2043. The Company intends to use the net proceeds from the Notes for working capital and other general corporate purposes, including acquisitions, stock repurchases and other business opportunities.
During the quarter, Stryker repurchased approximately 3.6 million shares. This repurchase activity was attributable to the initial delivery of shares under the Company's $250 million Accelerated Share Repurchase (ASR) program. The ASR program was completed in April of 2013 and resulted in the receipt of 0.2 million additional shares.

2013 Outlook
For the full year 2013, Stryker is projecting constant currency sales growth in a range of 4.0% to 6.5%. If foreign currency exchange rates hold near current levels, the Company anticipates net sales will be negatively impacted by approximately 1% to 2% in both the second quarter and full year of 2013. Excluding the expected impact of foreign currency and acquisitions, projected 2013 sales growth is 3.0% to 5.5% for the full year.
The Company continues to project 2013 adjusted diluted net earnings per share(2) to be in a range of $4.25 to $4.40.

1)	A reconciliation of reported net earnings to adjusted net earnings, a non-GAAP financial measure, and other important information, appears below.

2)	A reconciliation of reported diluted net earnings per share to adjusted diluted net earnings per share, a non-GAAP financial measure, and other important information, appears below.

Conference Call on Wednesday, April 24, 2013
As previously announced, the Company will host a conference call on Wednesday, April 24, 2013 at 4:30 p.m., Eastern Time, to discuss the Company's operating results for the quarter ended March 31, 2013.
To participate in the conference call dial (866) 436-9172 (domestic) or (630) 691-2760 (international) and be prepared to provide confirmation number 34454633 to the operator.
A simultaneous webcast of the call will be accessible via the Company's website at www.stryker.com. The call will be archived on this site for 90 days.
A recording of the call will also be available from 7:30 p.m., Eastern Time, on Wednesday, April 24, 2013, until 11:59 p.m., Eastern Time, on Wednesday, May 1, 2013. To hear this recording you may dial (888) 843-7419 (domestic) or 630-652-3042 (international) and enter the passcode 34454633#.

Forward-Looking Statements
This press release contains information that includes or is based on forward-looking statements within the meaning of the federal securities law that are subject to various risks and uncertainties that could cause our actual results to differ materially from those expressed or implied in such statements. Such factors include, but are not limited to: weakening of economic conditions that could adversely affect the level of demand for our products; pricing pressures generally, including cost-containment measures that could adversely affect the price of or demand for our products; changes in foreign exchange markets; legislative and regulatory actions; unanticipated issues arising in connection with clinical studies and otherwise that affect U.S. Food and Drug Administration approval of new products; changes in reimbursement levels from third-party payors; a significant increase in product liability claims; the ultimate total cost with respect to the Rejuvenate and ABG II matter; the impact of investigative and legal proceedings and compliance risks; resolution of tax audits; the impact of the federal legislation to reform the United States healthcare system; changes in financial markets; changes in the competitive environment; our ability to integrate acquisitions; and our ability to realize anticipated cost savings as a result of workforce reductions and other restructuring activities. Additional information concerning these and other factors are contained in our filings with the U.S. Securities and Exchange Commission, including our Annual Report on Form 10-K and Quarterly Reports on Form 10-Q.
Stryker is one of the world's leading medical technology companies and is dedicated to helping healthcare professionals perform their jobs more efficiently while enhancing patient care. We offer a diverse array of innovative medical technologies, including reconstructive, medical and surgical, and neurotechnology and spine products to help people lead more active and more satisfying lives. For more information about Stryker, please visit www.stryker.com.

For investor inquiries please contact:
Katherine A. Owen, Stryker Corporation, 269-385-2600 or katherine.owen@stryker.com

STRYKER CORPORATION (Unaudited - Millions of Dollars, Except Per Share Amounts) CONDENSED STATEMENTS OF EARNINGS

	First Quarter
	2013	2012	% Change
Net sales	$2,190	$2,161	1.3
Cost of sales	713	709	0.6
GROSS PROFIT	1,477	1,452	1.7
% of sales	67.4%	67.2%
Research, development & engineering expenses	129	112	15.2
Selling general & administrative expenses	916	819	11.8
Intangibles amortization	32	31	3.2
Restructuring charges	14	14	—
	1,091	976	11.8
OPERATING INCOME	386	476	(18.9)
% of sales	17.6%	22.0%
Other income (expense)	(11)	(8)	37.5
EARNINGS BEFORE INCOME TAXES	375	468	(19.9)
Income Taxes	71	118	(39.8)
NET EARNINGS	$304	$350	(13.1)
Net earnings per share
Basic	$0.80	$0.92	(13.0)
Diluted	$0.79	$0.91	(13.2)
Average shares outstanding
Basic	379.7	381.0
Diluted	383.0	383.8
CONDENSED BALANCE SHEETS

	March	December
	2013	2012
ASSETS
Cash and cash equivalents	$1,913	$1,395
Marketable securities	2,574	2,890
Accounts receivable (net)	1,408	1,430
Inventories	1,323	1,265
Other current assets	1,203	1,168
TOTAL CURRENT ASSETS	8,421	8,148
Property, plant and equipment (net)	1,002	948
Goodwill and other intangibles (net)	4,112	3,566
Other assets	554	544
TOTAL ASSETS	$14,089	$13,206
LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities	$1,808	$1,876
Other liabilities	1,087	987
Long-term debt	2,738	1,746
Shareholders' equity	8,456	8,597
TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY	$14,089	$13,206
CONDENSED STATEMENTS OF CASH FLOWS

	First Quarter
	2013	2012
OPERATING ACTIVITIES
Net earnings	$304	$350
Depreciation	38	39
Intangibles amortization	32	31
Restructuring charges	14	14
Changes in operating assets and liabilities and other, net	(152)	(399)
NET CASH PROVIDED BY OPERATING ACTIVITIES	236	35
INVESTING ACTIVITIES
Acquisitions, net of cash acquired	(600)	(9)
Proceeds from sales of (purchases of) marketable securities, net	289	(62)
Purchases of property, plant and equipment	(49)	(52)
NET CASH USED IN INVESTING ACTIVITIES	(360)	(123)
FINANCING ACTIVITIES
Borrowings (repayments) of debt, net	1,009	6
Dividends paid	(101)	(81)
Repurchase and retirement of common stock	(250)	(50)
Other	(7)	(3)
NET CASH PROVIDED BY (USED IN) FINANCING ACTIVITIES	651	(128)
Effect of exchange rate changes on cash and cash equivalents	(9)	1
CHANGE IN CASH AND CASH EQUIVALENTS	$518	$(215)

STRYKER CORPORATION For the Three Months Ended March 31, 2013 (Unaudited - Millions of Dollars) CONDENSED SALES ANALYSIS

	First Quarter
			% Change
	2013	2012	As Reported	Constant Currency
Geographic sales
U.S.	$1,441	$1,384	4.0	4.0
International	749	777	(3.4)	0.2
NET SALES	$2,190	$2,161	1.3	2.6
Worldwide sales
Reconstructive	$969	$958	1.2	2.8
MedSurg	824	821	0.3	1.0
Neurotechnology and Spine	397	382	4.0	5.7
NET SALES	$2,190	$2,161	1.3	2.6

SUPPLEMENTAL SALES GROWTH ANALYSIS

	First Quarter
			% Change
					U.S.	International
	2013	2012	As Reported	Constant Currency	As Reported	As Reported	Constant Currency
Reconstructive
Hips	$308	$312	(1.2)	0.8	3.7	(6.4)	(2.4)
Knees	345	352	(2.0)	(1.0)	(0.4)	(5.0)	(2.2)
Trauma and Extremities	266	243	9.3	11.6	26.2	(5.0)	(0.8)
TOTAL RECONSTRUCTIVE	969	958	1.2	2.8	6.5	(5.6)	(1.9)
MedSurg
Instruments	312	314	(0.7)	0.2	(1.3)	1.0	4.1
Endoscopy	278	279	(0.2)	0.6	(0.9)	1.5	4.3
Medical	182	179	1.3	1.5	4.3	(7.6)	(6.6)
TOTAL MEDSURG	824	821	0.3	1.0	0.7	(0.7)	1.9
Neurotechnology and Spine
Neurotechnology	221	201	10.2	12.6	14.5	4.5	10.0
Spine	176	181	(3.0)	(1.8)	—	(10.1)	(6.2)
TOTAL NEUROTECHNOLOGY AND SPINE	397	382	4.0	5.7	6.9	(1.1)	3.7

SUPPLEMENTAL INFORMATION - CONDENSED STATEMENTS OF EARNINGS RECONCILIATION OF GAAP TO NON-GAAP FINANCIAL MEASURES

We supplement the reporting of our financial information determined under GAAP with certain non-GAAP financial measures, including percentage sales growth in constant currency, adjusted net earnings and adjusted diluted net earnings per share. We believe that these non-GAAP measures provide meaningful information to assist investors and shareholders in understanding our financial results and assessing our prospects for future performance. Management believes percentage sales growth in constant currency, adjusted net earnings and adjusted net earnings per diluted share are important indicators of our operations because they exclude items that may not be indicative of or are unrelated to our core operating results and provide a baseline for analyzing trends in our underlying businesses. Management uses these non-GAAP financial measures for reviewing the operating results of reportable business segments, and for analyzing potential future business trends in connection with our budget process and bases certain annual bonus plans on these non-GAAP financial measures. To measure percentage sales growth in constant currency, we remove the impact of changes in foreign currency exchange rates that affect the comparability and trend of sales. Percentage sales growth in constant currency is calculated by translating current year results at prior year average foreign currency exchange rates. To measure earnings performance on a consistent and comparable basis, we exclude certain items that affect the comparability of operating results and the trend of earnings. Because non-GAAP financial measures are not standardized, it may not be possible to compare these financial measures with other companies' non-GAAP financial measures having the same or similar names. These adjusted financial measures should not be considered in isolation or as a substitute for reported sales growth, net earnings and diluted net earnings per share, the most directly comparable GAAP financial measures. These non-GAAP financial measures are an additional way of viewing aspects of our operations that, when viewed with our GAAP results and the reconciliations to corresponding GAAP financial measures below, provide a more complete understanding of our business. We strongly encourage investors and shareholders to review our financial statements and publicly-filed reports in their entirety and not to rely on any single financial measure.

The following reconciles the non-GAAP financial measures, adjusted net earnings and adjusted diluted net earnings per share, with the most directly comparable GAAP financial measures, reported net earnings and diluted net earnings per share:
STRYKER CORPORATION For the Three Months Ended March 31, 2013 (Unaudited - Millions of Dollars, Except Per Share Amounts) RECONCILIATION OF NET EARNINGS TO ADJUSTED NET EARNINGS

		First Quarter
	Notes	2013	2012	% Change
NET EARNINGS		$304	$350	(13.1)
Acquisition and integration related charges, net of tax	(a)
Inventory stepped up to fair value		—	10	(100.0)
Acquisition and integration related		17	7	142.9
Restructuring and related charges	(b)	11	12	(8.3)
Rejuvenate / ABG II hip recall charges	(c)	32	—	—
Regulatory matter charges	(d)	30	—	—
ADJUSTED NET EARNINGS		$394	$379	4.0
RECONCILIATION OF DILUTED NET EARNINGS PER SHARE TO ADJUSTED DILUTED NET EARNINGS PER SHARE

		First Quarter
	Notes	2013	2012	% Change
DILUTED NET EARNINGS PER SHARE		$0.79	$0.91	(13.2)
Acquisition and integration related charges, net of tax	(a)
Inventory stepped up to fair value		—	0.03	(100.0)
Acquisition and integration related		0.05	0.02	150.0
Restructuring and related charges	(b)	0.03	0.03	—
Rejuvenate / ABG II hip recall charges	(c)	0.08	—	—
Regulatory matter charges	(d)	0.08	—	—
ADJUSTED DILUTED NET EARNINGS PER SHARE		$1.03	$0.99	4.0

(a)
In 2011 the Company completed the acquisition of the Neurovascular division of Boston Scientific Corporation, Orthovita, Inc., Memometal Technologies S.A., and Concentric Medical, Inc. In 2012 the Company completed the acquisition of Surpass Medical, Ltd. In 2013 the Company completed the acquisition of Trauson Holdings Company Limited. As a result, the Company has incurred certain acquisition and integration related charges.

(b)	In 2011 the Company announced focused workforce reductions and other restructuring activities and has incurred and will continue to incur certain restructuring and related charges.
(c)	Charges representing our best estimate of the minimum of the range of probable loss to resolve the recall of Rejuvenate / ABG II modular-neck hip stems.
(d)	Charges representing our best estimate of the minimum of the range of probable loss to resolve certain previously disclosed regulatory matters.